BOSTON PRIVATE

2015
FIRST HALF STATEMENT OF FINANCIAL CONDITION

BOSTON PRIVATE REBRANDS, REDEFINING WEALTH MANAGEMENT

Boston Private has always been committed to providing our clients with the personal attention, expert advice and custom solutions they expect and deserve. In February 2015, we demonstrated this commitment by expanding our wealth management expertise and capabilities with the introduction of our wholly owned subsidiary, Boston Private Wealth LLC.

We also reached another exciting milestone in June, when we unveiled our new corporate brand name: Boston Private. This change, while subtle, more accurately represents who we are today: a trusted leader delivering customized, integrated wealth management, trust and private banking solutions in a highly personalized and distinctive way.

With a deep and highly talented team of experienced professionals, as well as expanded resources and capabilities, we are now well-positioned to help our clients achieve their personal and business financial goals.

2015 FIRST HALF HIGHLIGHTS

Introduced new corporate brand
BOSTON PRIVATE
to reflect integration of wealth management, trust, and private banking services

Named
PAM AWARD WINNER
for excellence and innovation in private wealth industry

Launched
BOSTON PRIVATE WEALTH, LLC
an SEC registered investment adviser with $9 billion in assets under management

Boston Private Wealth
ESTABLISHED HEADQUARTERS
at One Federal Street, Boston

BOSTON PRIVATE

2015

FIRST HALF STATEMENT OF FINANCIAL CONDITION

FINANCIAL HIGHLIGHTS FOR THE 12-MONTH PERIOD ENDED JUNE 30, 2015

- Net income for the first 6 months of 2015 was $32 million, which was down 6% from 2014 due primarily to a larger credit to the provision for loan losses in 2014.
- Assets under management totaled $9 billion, up 91%, which includes $4.3 billion due to (former) Banyan AUM.
- Total balance sheet assets were $6.9 billion, up 11%, due primarily to growth in loans and investment securities.
- Deposits increased 10% to $5.5 billion.
- The total loan portfolio was $5.5 billion, up 7%.
- Capital remained strong, with the Bank's Tier I Leverage Capital Ratio at 8.99%, well above the 5% necessary to be considered well capitalized.

Boston Private Bank & Trust Company
CONDENSED BALANCE SHEETS

(Unaudited) *($ In Thousands)*	June 30, 2015	2014
ASSETS		
Cash & Short-Term Investments	$59,298	$134,759
Investment Securities	1,102,861	804,180
Loans Held for Sale	19,512	2,841
Commercial and Construction Loans	2,990,753	2,813,786
Mortgage Loans	2,175,508	2,039,072
Home Equity and Other Loans	296,989	253,193
Total Loans	5,463,250	5,106,051
Less: Allowance for Loan Losses	78,251	74,547
Net Loans	5,384,999	5,031,504
Other Assets	299,608	230,152
Total Assets	**$6,866,278**	**$6,203,436**
LIABILITIES & SHAREHOLDER'S EQUITY		
Demand Deposits	$1,489,139	$1,323,699
NOW Accounts	509,625	517,366
Savings & Money Market	2,883,966	2,533,316
Certificates of Deposit	610,770	628,831
Total Deposits	5,493,500	5,003,212
Borrowings	668,189	553,913
Other Liabilities	53,800	50,200
Total Liabilities	6,215,489	5,607,325
Shareholder's Equity	650,789	596,111
Total Liabilities & Shareholder's Equity	**$6,866,278**	**$6,203,436**

Boston Private Bank & Trust Company
CONDENSED STATEMENTS OF INCOME

(Unaudited) *($ In Thousands)*	Six Months Ended June 30, 2015	2014
Interest Income	$104,776	$104,009
Interest Expense	11,769	11,368
Net Interest Income	93,007	92,641
Provision for Loan Losses	(2,500)	(6,200)
Net Interest Income after Provision	95,507	98,841
Investment Management Fees	27,103	14,004
Banking Fees and Other Income	7,722	6,182
Operating Expenses	82,194	66,814
Income Before Income Taxes	48,138	52,213
Income Taxes	16,116	18,105
Net Income	**$32,022**	**$34,108**

Boston Private Bank & Trust Company
SELECTED FINANCIAL DATA

(Unaudited) *($ In Thousands)*	At and for the Six Months Ended June 30, 2015	2014
Assets Under Management	$9,028,000	$4,716,000
Return on Average Equity	9.88%	11.70%
Net Interest Margin (FTE)	3.02%	3.16%
Allowance for Loan Losses/ Total Loans	1.43%	1.46%
Tier I Leverage Capital Ratio	8.99%	9.48%